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Exhibit 21

               SUBSIDIARIES OF THE DAYTON POWER AND LIGHT COMPANY

The Dayton Power and Light Company had the following significant subsidiaries as of February 28, 2001:

                                                         State of Incorporation

DPL GTC Management Company, Inc......................    Ohio
DPL Finance Company, Inc.............................    Delaware

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